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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Twilio Inc.:

        We consent to the incorporation by reference in the registration statement (No. 333-212191) on Form S-8 of Twilio Inc. of our report dated February 21, 2017, with respect to the consolidated balance sheets of Twilio Inc. as of December 31, 2016 and 2015, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2016, which report appears in the December 31, 2016 annual report on Form 10-K of Twilio Inc.

/s/ KPMG LLP
San Francisco, California
February 21, 2017

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm